Exhibit 4.3

UNIVEST FINANCIAL CORPORATION
DESCRIPTION OF SECURITIES

As of December 31, 2019, the common stock of Univest Financial Corporation (the “Corporation”) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The summary of the general terms and provisions of the Corporation's common stock set forth below does not purport to be complete and is subject to and qualified by reference to the Corporation's Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws (as amended, the “Bylaws,” and together with the Articles, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit is a part. For additional information, please read the Corporation's Charter Documents and the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (as amended from time to time, the “PBCL”).

General

Our authorized capital stock consists of common stock and preferred stock. We are authorized to issue 48,000,000 shares of common stock, par value $5.00 per share. As of December 31, 2019, the Corporation had 29,334,629 shares of common stock outstanding. In addition, we are authorized to issue 10,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are currently outstanding.

Common Stock

Voting Rights

Each owner of our common stock is entitled to one vote per share on any matter on which shareholders generally are entitled to vote, including the election of Directors. Neither our Articles nor our Bylaws provides for cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the Directors standing for election, and the holders of the remaining shares are not able to elect any Directors.

Dividends

Owners of our common stock will be entitled to dividends paid by us when and if declared by our Board of Directors from legally available funds, and subject to the rights of any outstanding class or series of preferred stock. The determination and declaration of dividends is entirely within the discretion of our Board of Directors, subject to certain limitations under state law and rules and limitations imposed by federal regulators. Holders of our common stock shall share equally on a per share basis in any such dividends or distributions.

Liquidation or Dissolution

In the event of our liquidation, dissolution, or winding up, the owners of our common stock shall be entitled to receive, in cash or in kind, assets that are remaining after payment or provision for payment of our debts and liabilities and any amounts owed to holders of our preferred stock. Owners of our common stock shall receive such assets ratably in proportion to the number of shares held by them.

Preemptive Rights

Owners of our common stock do not have any preemptive rights to subscribe for additional shares of common stock when we offer additional shares for sale. The rights, preferences, and privileges of holders of our common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Other

Our shareholders have no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Classified Board

The Corporation’s Board of Directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

Alternate Directors

In addition to its Board of Directors, the Corporation’s governance documents also provide for Alternate Directors. Alternate Directors are elected by the Corporation’s shareholders and serve for a one-year term. Alternate Directors attend all meetings of the Board of Directors and may participate in the discussions held. However, Alternate Directors do not have voting power and are not be included in determining whether a quorum of the Board of Directors is present. Alternate Directors may be appointed to any committee of the Board except the executive committee. The nomination for a Director who has not previously served as a Director shall be made from among the then serving Alternate Directors.

Director Nominations

Nominations for election to our Board of Directors may be made by our Board of Directors or by any shareholder of any outstanding class of our capital stock that is entitled to vote for election of Directors. Nominations made by shareholders must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

•The name, age and resident address of each of the proposed nominees;

•The principal occupation or employment and business address of each proposed nominee;

•The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

•The name and resident address of the notifying shareholder; and

•The number of shares owned by the notifying shareholder.

The nomination of a Director who has not previously served as a Director must be made from and among the then serving Alternate Directors, except with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors must be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board of Directors of the Corporation, and the votes cast for such nominee may be disregarded by the judges of election. No person is eligible to be newly elected or appointed as a Director if such person has not previously been a Director or an Alternate Director of the Corporation or a designee from an acquired company.

Preferred Stock

We currently have no shares of preferred stock outstanding. Under our Articles, our Board of Directors is authorized, without further action by our shareholders, to issue shares of preferred stock in one or more classes or series. The Board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of us.

Amendment of the Articles and Bylaws

Our Articles may be amended as provided under Pennsylvania law by (i) the affirmative vote of 75% of the issued and outstanding shares of capital stock entitled to vote or (ii) by the affirmative vote of a majority of the Board of Directors and the affirmative vote of a majority of the issued and outstanding shares of capital stock entitled to vote. Our shareholders are not entitled by statute to propose amendments to the Articles. The authority to make, amend, alter, change, or repeal the Bylaws is specifically granted to and vested in our Board of Directors. This authority is subject to the power of our shareholders to make, amend, alter, change or repeal the

Bylaws by the affirmative vote of 75% of the shares outstanding and entitled to vote.

Limitation on Liability and Indemnification of Directors and Officers

As permitted by Pennsylvania law, under our Bylaws, to the fullest extent authorized or permitted by Pennsylvania law, a Director of the Corporation will not be personally liable for monetary damages for any act or omission unless such Director breached or failed to perform the duties of his office, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provision does not affect a Director’s responsibility or liability under any criminal statute or liability for payment of taxes. Our Bylaws also require us to indemnify all current and former Directors, Alternate Directors, officers, employees, and agents and all persons who serve as a Director, Alternate Director, officer, employee, or agent of another entity at our request, against all expenses and liabilities reasonably incurred by, or imposed upon such person in connection with, or resulting from the defense of any civil or criminal action, suit or proceeding, including an action or proceeding by or in the right of the Corporation, in which such person is made a party or is otherwise involved by reason of being or having served in such capacity with the Corporation or such other entity, except with respect to any matter as to which such person shall be finally adjudged in such action, suit or proceeding to have been liable for willful misconduct or recklessness in the performance of the duties of his or her respective position. We may pay expenses incurred by such persons indemnified in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.

Anti-Takeover Provisions

The PBCL, federal banking regulations and our Articles and Bylaws contain a number of provisions that may delay, defer, prevent or render more difficult a change in control or an unsolicited acquisition proposal that our shareholders might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Even in the absence of an unsolicited acquisition proposal, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Federal Reserve Requirements. Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), takeover attempts, business combinations and certain acquisitions of our stock may require the prior approval of, or notice to, the Federal Reserve. If a company seeks to (i) acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, (ii) acquire control of the election or appointment of a majority of the Directors on our Board of Directors or (iii) exercise a controlling influence over our management or policies, such company would be required to obtain the prior approval of the Federal Reserve. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve. An individual (and also a company not otherwise required to obtain Federal Reserve approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts surrounding the acquisition.

Pennsylvania Anti-Takeover Provisions. Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Univest is a registered corporation under the PBCL. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation. Although the Corporation’s Bylaws provide that this provision of Pennsylvania law will be inapplicable, the Bylaw provision may be repealed, in whole or in part, at any time pursuant to the Bylaw amendment procedures described above.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies if (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Although the Corporation’s bylaws provide that this provision of Pennsylvania law will be inapplicable, the bylaw provision may be repealed, in whole or in part, at any time pursuant to the bylaw amendment procedures described above.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•the business combination is approved by the affirmative vote of the holders of all the outstanding shares of common stock of the corporation; or

•the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met. Although the Corporation’s Bylaws provide that this provision of Pennsylvania law will be inapplicable, the Bylaw provision may be repealed, in whole or in part, at any time pursuant to the Bylaw amendment procedures described above.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price. Although the Corporation’s Bylaws provide that this provision of Pennsylvania law will be inapplicable, the Bylaw provision may be repealed, in whole or in part, at any time pursuant to the Bylaw amendment procedures described above.

Right to Call Special Meeting of Shareholders. Our Bylaws provide that special meetings of the Corporation’s shareholders can only be called by the Chairman of the Board or by the majority vote of all the members of the Board of Directors entitled to vote.

The foregoing provisions (or the absence thereof, as the case may be) may have the effect of deterring hostile takeovers or delaying or preventing changes in our management or control of us, such as mergers, reorganizations or tender offers. In general, our Articles and Bylaws are structured in a way that enhances the likelihood of continued stability in the composition of our Board of Directors and its policies and discourages certain types of transactions that may involve an actual or threatened acquisition by another party. The provisions of our Articles and Bylaws tend to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, New York 11717.

Listing and Trading Market for Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UVSP.”